                                                                 SCANA CONSOLIDATED
                                                               PROFORMA BALANCE SHEET
                                                              AS OF DECEMBER 31, 1998
                                                                    (unaudited)
                                                  (Dollars in millions, except per share amounts)

                                                                         Merger                  Additional
                                                                       Pro Forma       Merger    Financings         Pro Forma
                                                   SCANA    PSNC      Adjustments    Pro Forma   Adjustments   as further adjusted
                                                 --------  -------    -----------    ---------   -----------   -------------------
Assets
------
Utility Plant, Net                                 $3,787     $523         $495        $4,805                          $4,805
                                                 --------  -------     --------       -------      -------        -----------
Nonutility Property and Investments
  (net of accumulated depreciation)                   493        7 (2)                    500                             500
                                                 --------  -------     --------       -------      -------        -----------
Current Assets:
   Cash and temporary cash investments                 62       18          695 (3)
                                                                           (348)(5)
                                                                           (352)(4)
                                                                            (23)(5)        52          530 (14)
                                                                                                       150 (16)           732
   Other current assets                               439       99                        538                             538
                                                 --------  -------     --------       -------      -------        -----------
Total Current Assets                                  501      117          (28)          590          680              1,270

Deferred Debits                                       500        9 (2)        5 (3)       514                             514
                                                 --------  -------     --------       -------      -------        -----------
Total                                              $5,281     $656         $472        $6,409         $680             $7,089
                                                 ========  =======     ========       =======      =======        ===========

Capitalization and Liabilities
Stockholders' Investment:
   Common stock, shares issued and
     outstanding;                                  $1,068     $155         $348 (5)
                                                                           (352)(4)
                                                                           (155)(5)    $1,064                          $1,064

Retained Earnings                                     678       69          (69)(5)       678                             678

Preferred Stock (Not subject to
  sinking fund requirements)                          106                                 106                             106
                                                 --------  -------     --------       -------      -------        -----------
Total Stockholders' Investment                      1,852      224         (228)        1,848                           1,848
                                                 --------  -------     --------       -------      -------        -----------

Preferred Stock (Subject to
  sinking fund requirements)                           11                                  11                              11

SCE&G - Obligated Manditorily Redeemable
   Preferred Securities of SCE&G's
   Subsidiary Trust, SCE&G Trust I,
   holding solely $50 million principal
   amount of the 7.55% Junior Subordinated
   Debentures of SCE&G, due 2027                       50                                  50                              50

Long-Term Debt, net                                 1,623      165          700 (3)     2,488
                                                                                                       530 (12)         3,018
                                                 --------  -------     --------       -------      -------        -----------
                                                    1,623      165          700         2,488          530              3,018

Total Capitalization                                3,536      389          472         4,397          530              4,927
                                                 --------  -------     --------       -------      -------        -----------

Current Liabilities                                   694      169                        863
                                                                                                       150 (14)         1,013
                                                 --------  -------     --------       -------      -------        -----------
                                                      694      169                        863          150              1,013
                                                 --------  -------     --------       -------      -------        -----------

Deferred Credits                                    1,051       98                      1,149                           1,149
                                                 --------  -------     --------       -------      -------        -----------

Total                                              $5,281     $656         $472        $6,409         $680             $7,089
                                                 ========  =======     ========       =======      =======        ===========

                                                                 SCANA CORPORATION
                                                      PRO FORMA CONDENSED STATEMENT OF INCOME
                                                       TWELVE MONTHS ENDED DECEMBER 31, 1998
                                                                    (unaudited)
                                                 (Dollars in millions, except per share amounts)

                                                                         Merger                  Additional
                                                                       Pro Forma       Merger    Financing          Pro Forma
                                                   SCANA    PSNC      Adjustments    Pro Forma   Pro Forma     as further adjusted
                                                 --------  -------    -----------    ---------   -----------   -------------------
                                                                       Increase                   Increase
                                                                      (Decrease)                 (Decrease)
Operating Revenues.............................  $  1,632  $   300    $      -       $   1,932   $                 $    1,932
                                                 --------  -------    ----------     ---------   -----------       ----------

Operating Expenses:
  Operating Expenses...........................     1,006      225                       1,231                          1,231
  Depreciation and amortization................       145       26            14 (7)       185                            185
  Income taxes.................................       136       13           (18)(8)       131           (14)(11)         113
                                                                                                          (4)(16)
                                                 --------  -------    ----------     ---------   -----------       ----------
Total Operating Expenses                            1,287      264            (4)        1,547           (18)           1,529

Operating Income...............................       345       36             4           385            18              403
Other Income...................................        13        3             0            16                             16
                                                 --------  -------    ----------     ---------   -----------       ----------

Income Before Interest Charges
  and Preferred Stock Dividends................       358       39             4           401            18              419
Interest Charges, Net..........................       123       18            46 (6)       187            37 (10)         235
                                                                                                          11 (15)
                                                 --------  -------    ----------     ---------   -----------       ----------
Income Before Preferred Dividend
  Requirements on Mandatorily
  Redeemable Preferred Securities..............       235       21           (42)          214           (30)             184
Preferred Dividend Requirement
  of SCE&G - Obligated Mandatorily
  Redeemable Preferred Securities..............         4        0             0             4                              4
                                                 --------  -------    ----------     ---------   -----------       ----------

Income Before Preferred Stock Cash
  Dividends of Subsidiary......................       231       21           (42)          210           (30)             180
Preferred Stock Cash Dividends of
  Subsidiary (At Stated Rates).................         8        0             0             8                              8

Net Income.....................................  $    223  $    21    $      (42)    $     202   $       (30)      $      172
                                                 ========  =======    ==========     =========   ===========       ==========

Weighted Average Common Shares
  Outstanding (millions).......................     105.3     20.2                       105.5 (9)                      105.5
Basic Earnings Per Share.......................  $   2.12  $  1.06                   $    1.91                     $     1.63
Diluted Common Shares Outstanding
  (millions)...................................     105.3     20.3                       105.5                          105.5
Diluted Earnings Per Share.....................  $   2.12  $  1.05                   $    1.91                     $     1.63
Dividends Per Share............................  $   1.54  $  0.95                   $    1.54                     $     1.54

                                                                 SCANA CORPORATION
                                                   PRO FORMA CONDENSED STATEMENT OF CASH FLOWS
                                                       TWELVE MONTHS ENDED DECEMBER 31, 1998
                                                                    (unaudited)
                                                 (Dollars in millions, except per share amounts)

                                                                         Merger                  Additional
                                                                       Pro Forma       Merger    Financing          Pro Forma
                                                   SCANA    PSNC      Adjustments    Pro Forma   Pro Forma     as further adjusted
                                                 --------  -------    -----------    ---------   -----------   -------------------
Cash Flows from Operating Activities
  Net Income                                          223       21           (46)(6)       202          (37)(10)          172
                                                                              18 (8)                     14 (11)
                                                                             (14)(7)
                                                                                                        (11)(15)
                                                                                                          4 (16)

  Adjustments to reconcile net income to net cash
    provided from operating activities
    Depreciation, depletion and amortization          152       29            14 (7)       195                            195
    Amortization of nuclear fuel                       20                                   20                             20
    Deferred income taxes, net                         15        7                          22                             22
    Pension asset                                     (33)                                 (33)                           (33)
    Post retirement benefits                           26                                   26                             26
    AFUC                                              (16)                                 (16)                           (16)
    Change in certain current assets and liabilities:                                        0                              0
      (Increase) decrease in receivables              (28)       9                         (19)                           (19)
      (Increase) decrease in inventories              (16)      (4)                        (20)                           (20)
      Increase (decrease) in accounts payable          88      (14)                         74                             74
      Increase (decrease) in taxes accrued             13                                   13                             13
    Other, net                                         23       19            (5)(3)        65                             95
                                                                              46 (6)                     37 (10)
                                                                             (18)(8)                    (14)(11)
                                                                                                         11 (15)
                                                                                                         (4)(16)
                                                 --------  -------                   ---------                    -----------
Net Cash Provided from Operating Activities           467       67                         529                            529
                                                 --------  -------                   ---------                    -----------

Cash Flows from Investing Activities
  Utility property additions and Construction
    expenditures                                     (281)     (63)                       (344)                          (344)
  (Increase) decrease in nonutility property                                                 0                              0
    and investments:                                                                         0                              0
    Nonutility property                               (22)       1                         (21)                           (21)
    Investments                                      (106)                   (23)(5)      (129)                          (129)
                                                 --------  -------                   ---------                    -----------
Net Cash Used for Investing Activities               (409)     (62)                       (494)                          (494)
                                                 --------  -------                   ---------                    -----------

Cash Flows from Financing Activities
  Proceeds:
    Issuance of long term debt                        249                    700 (3)       949          530 (12)        1,479
    Issuance of common stock                                     9                           9                              9
  Repayments:                                                                                0                              0
    Notes and loans                                   (96)                                 (96)                           (96)
    Mortgage bonds                                    (50)      (9)                        (59)                           (59)
    Common stock                                     (110)                  (352)(4)      (810)                          (810)
                                                                            (348)(5)
    Preferred stock                                    (1)                                  (1)                            (1)
  Short term borrowings, net                          136       25                         161          150 (14)          311
  Dividend payments:                                                                         0                              0
    Common stock                                     (163)     (19)                       (182)                          (182)
    Preferred stock                                    (7)                                  (7)                            (7)
  Fuel financings, net                                (14)                                 (14)                           (14)
                                                 --------  -------                   ---------                    -----------
Net Cash Used for Financing Activities                (58)       6                         (50)                           630
                                                 --------  -------                   ---------                    -----------

Net Increase in cash and temporary cash
  investments                                           2       11           (28)          (15)         680               665
Cash and temporary investments, January 1              60        7                          67                             67
                                                 --------  -------                   ---------                    -----------
Cash and temporary investments, December 31            62       18           (28)           52          680               732
                                                 ========  =======                   =========                    ===========

  Supplemental Cash Flow Information:
  Cash paid for - Interest                            127       18
                - Income taxes                        114       11

                      NOTES TO PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS


1. The adjustments assumed no change in accounting policies for SCANA or PSNC and no intercompany eliminations because transactions between the companies are not material.

2. In order to conform PSNC's financial statements with SCANA's financial statement presentation, $7 million was reclassed from Deferred Debits-Other to Nonutility Property and Investments, net.

3. Reflects the incurrence of $700 million (assuming an underwriting discount of $5 million) of long-term debt, the proceeds of which are to be applied to pay the SCANA Cash Consideration and the PSNC Cash Consideration.

4. Pursuant to the merger agreement, this adjustment reflects the SCANA Cash Consideration paid to SCANA shareholders who will elect to receive cash instead of common stock. The adjustment assumes that the cash pool of $700 million available for payment is reduced by the amount of the cash paid to PSNC shareholders assumed in adjustment (5) below. The amount of adjustment assumes a total payment of $352 million at a cash price of $30 per share.

5. Pursuant to the merger agreement, cash consideration will be paid to the PSNC shareholders who elect to receive cash instead of common stock. The amount of the cash consideration assumes that elections for cash are made at a maximum amount of the cash available for PSNC shareholders at a total payment of $348 million at a cash price of $33 per share.

     This adjustment reflects the SCANA and PSNC Cash and Stock Consideration as described in the merger agreement. The adjustment recognizes the conversion of the remaining shares of SCANA common stock and PSNC common stock net of the shares which were converted to cash. The adjustment is based on the number of shares outstanding as of December 31, 1998 and assumes PSNC total shares outstanding (after the exercise of options) of 21,059,000. The conversion represents the exchange of each share of PSNC common stock into
     1.23 shares of SCANA common stock. The total shares exchanged and stock consideration is based on the following (share amounts in millions):

                                                  As of December 31, 1998
                                              --------------------------------
                                              PSNC         SCANA     Pro Forma
                                              -----        -----     ---------

     Shares Outstanding End of Period         21.0        103.6
     Shares Redeemed for Cash                (10.5)       (11.7)
                                              -----        -----

     Remaining Shares to be Exchanged         10.5         91.9
     PSNC Exchange Ratio                      1.23          1.0
                                              -----        -----

     Stock Consideration                      12.9         91.9       104.8
                                              -----        -----     ---------

     This adjustment also reflects the recognition of an acquisition adjustment equal to the excess of the purchase price over the net book value of assets and liabilities of PSNC acquired. The adjustment assumes total purchase consideration equal to cash of $348 million and 12.9 million shares of SCANA common stock. The calculation of the acquisition adjustment for the balance sheet presented is based on the following (amounts in millions, except PSNC Exchange Ratio and the Estimated Price per Share):

                                              December 31, 1998
                                              -----------------

     Cash Consideration                           $    348

     Common Stock Consideration:
     PSNC Stock Converted                            10.50
     PSNC Exchange Ratio                              1.23
                                                  --------

     New Shares Issued                               12.95
     Estimated Price per Share                    $  26.81
                                                  --------

     Total Stock Consideration                    $    348
     Estimated Acquisition Costs                        23

     Total Cost                                   $    719
     Less Net Book Value of PSNC                       224
                                                  --------

     Total Acquisition Adjustment                 $    495
                                                  --------

6. Reflects the recognition of interest expense related to the incurrence of debt ($700 million) at an assumed annual rate of 6.50%.

7. To record amortization expense for the acquisition adjustment of $495 million assuming a 35-year amortization period.

8. To record the effect on income taxes of the additional interest expense, using the effective statutory rate of 38.25%.

9. Calculation of Weighted Average Shares Outstanding (in millions, except PSNC Exchange Ratio and Redemption Price per Share):

                                                    As of December 31, 1998
                                                --------------------------------
                                                 PSNC        SCANA     Pro Forma
                                                ------       -----     ---------

      Weighted Average Shares Outstanding         20.2       105.3
      Shares Redeemed for Cash (*)               (10.5)      (11.7)
                                                ------       -----
      Net Shares                                   9.7        93.6
      PSNC Exchange Ratio                       X 1.23      X  1.0
                                                ------      ------
      SCANA Weighted Average Shares Outstanding   11.9        93.6       105.5
                                                ------      ------     ---------

      (*) Shares redeemed based on the following calculation (see notes 4 and 5):

      Allocated Cash for Redemption                         $  348       $ 352
      Redemption Price per Share                                33          30
                                                            ------     ---------
      Shares Redeemed                                         10.5        11.7
                                                            ------     ---------

10. Recognition of additional interest expense on $530 million at an annual interest rate of 7%. (all in millions)

          1,435    Total Long Term Debt
           (700)   Merger Adjustment debt @ 6%
           (205)   Refinancings
          -----
            530    Additional Debt @7%

11. Income Tax effect on additional interest expense($37.1 million), using rate of 38.25%.

12. Reflects the incurrence of $530 million financing for existing business operations, new business operations, start-up costs, investments, etc.

13.  Reflects the 70% dividend payout of PSNC to SCANA

14.  $150 million of expected non-merger use of short-term credit lines.

15. Recognition of additional interest expense on $150 million at an annual interest rate of 7%.

16. Income Tax effect on additional interest expense ($10.5 million), using rate of 38.25%.